Exhibit 99.2

ARMSTRONG WORLD INDUSTRIES TO SEPARATE INTO TWO INDUSTRY-LEADING

PUBLIC COMPANIES

Separation Enhances Strategic Focus and Value Creation Potential

Flooring and Ceilings Businesses Have Distinct Business Models and Financial Profiles

Lancaster, PA, February 23, 2015 – Armstrong World Industries, Inc. (“Armstrong”) (NYSE: AWI) today announced that its Board of Directors has unanimously approved a plan to separate the Company’s Flooring business from its Ceilings (Building Products) business, creating two independent industry-leading publicly traded companies. The separation is intended to be a tax-free spin-off of the Flooring business to the Company’s shareholders, and is expected to be completed in the first quarter of 2016.

Armstrong believes that separating its Flooring and Ceilings businesses will create two strong companies that are leaders in their respective markets and that will benefit from increased strategic focus, streamlined operating structures and improved capital allocation. Each public company will offer investors a distinct and compelling investment opportunity based on different operating and financial models, end-market business cycles and strategic growth opportunities.

Matthew J. Espe, President and Chief Executive Officer of Armstrong, commented, “We are committed to taking decisive actions to deliver shareholder value, and separating our businesses at this time is the best way to accomplish that goal. We expect both businesses to improve their industry-leading positions and maximize their strategic opportunities. There is little existing overlap between the businesses, and we expect the separation to create minimal incremental operating expenses and result in no disruption to our customers, distributors, and suppliers. Both businesses will remain headquartered in Lancaster and we expect minimal impact on our employees.”

Espe continued, “This separation is a continuation of the Company’s actions since emergence from bankruptcy to create long-term shareholder value. Since 2008, we have improved margins by dramatically reducing SG&A, divesting non-core and under-performing businesses, including the Cabinets and European flooring businesses, and investing in growth opportunities around the world. Over the same period, we have returned over $1.5 billion of capital to our shareholders through dividends and share repurchases. The time is right for this separation as these two businesses are well-positioned to deliver value as independent companies.”

Two Highly Focused Companies

Armstrong World Industries, Inc. (AWI)

Following the separation, AWI will be made up of the Armstrong Building Products unit which is the global leader in providing suspended ceiling solutions for use in renovation and new construction, both in commercial and residential spaces, with diverse end-use applications. In 2014, Armstrong Building Products generated approximately $1.3 billion of revenue. The Company will continue to strengthen its leadership position in key domestic and international end markets by leveraging recently completed investments in expanded sales and manufacturing capabilities. It is well-positioned to further consolidate the Ceilings market, with attractive opportunities for enhanced growth and margins. With 3,400 team members worldwide, the Company will operate 22 manufacturing facilities in eight countries including the Worthington Armstrong Venture (WAVE JV). Vic Grizzle, currently CEO of Armstrong Building Products, will lead AWI as CEO.

Armstrong Flooring

Armstrong Flooring will continue to lead in the design, manufacture and sales of high-quality flooring products in North American and Asian markets. In 2014, Armstrong Flooring generated approximately $1.2 billion of revenue. Armstrong Flooring’s North American residential franchise is an innovation leader in vinyl, laminate and hardwood products. The North American and international commercial segments provide high performance resilient flooring products including vinyl sheet, linoleum, vinyl composition and luxury vinyl tile, with significant ongoing investments focused on LVT leadership. Armstrong Flooring will pursue these markets under the same trusted brands – which include Armstrong and Bruce – with the continued strategy to be customers’ preferred partner for flooring solutions. With 3,600 team members worldwide, the Company will operate 17 manufacturing facilities in three countries. Don Maier, currently CEO of Armstrong Flooring Products, will serve as the Chief Executive Officer of Armstrong Flooring.

Transaction Details

The proposed separation is subject to customary conditions, including an opinion of counsel regarding the tax-free nature of the separation, execution of intercompany agreements, the effectiveness of a Form 10 registration statement filing with the Securities and Exchange Commission, and final approval by the Company’s Board of Directors. The Company expects to provide additional information on management, governance, capital structure and other matters with respect to both entities on an ongoing basis. The Company may, at any time and for any reason until the proposed separation is complete, abandon the separation or modify or change its terms.

The company has retained Evercore Partners as financial adviser and Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel to advise on the separation process.

Webcast

Armstrong will discuss the separation on its regularly scheduled fourth quarter and full year earnings Internet broadcast at 11:00 a.m. Eastern Time today. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2014, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.5 billion. As of December 31, 2014, Armstrong operated 31 plants in eight countries and had approximately 7,400 employees worldwide.

SOURCE: Armstrong World Industries, Inc.

Investors:

Tom Waters, tjwaters@armstrong.com or (717) 396-6354

Media:

Jennifer Johnson, jenniferjohnson@armstrong.com or (866) 321-6677

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to our plan to separate our Flooring business from our Ceilings (Building Products) business into two independent, publicly traded companies and any related financial information, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.